Exhibit 23(e)
                             UNDERWRITING CONTRACT

     THIS CONTRACT AND AGREEMENT, made this 20/th/ day of December, 1988, by and between Old Dominion Investors' Trust, Incorporated; a Virginia corporation, and Investors Security Company, Incorporated, a Virginia corporation:

     WITNESSETH: That for and in consideration of their mutual covenants and agreements, the parties hereto agree as follows

     FIRST: That during the existence of this contract, Investors Security Company, Inc.,shall act as principal underwriter for Old Dominion Investors' Trust, Inc., and shall do and perform any and all services normally and usually performed by principal underwriter for a like trust, whether or not specifically enumerated herein.

     SECOND: Investors Security Co., Inc., shall promote, through personal contact, the sale of stock certificates of the Old Dominion Investors Trust, Inc., within the limits set forth in the Charter and Bylaws of the Old Dominion Investors Trust, Inc.

     THIRD: Investors Security Co., Inc., covenants and agrees to pay any and all costs and expenses of every nature whatsoever incurred by the underwriter in connection with the promotion and sale of stock of the Old Dominion Investors Trust, Inc.

     FOURTH: Investors Security Co., Inc. covenants and agrees to abide by any and all Federal and State regulations of every nature whatsoever applicable to it in connection with the carrying out of the terms of this contract, and the failure of Investors Security Co., Inc., so to do shall give Old Dominion Investors Trust, Inc. the right, at its option, to have this contract declared null and void.

     FIFTH: The Old Dominion Investors Trust, Inc. agrees that Investors Security Co., Inc. shall receive as compensation for its services under this contract, selling commissions as follows:

                         Sales Charge as Percentage of
                         -----------------------------

        Amount of Purchase                    Net          Offering              Dealer Commission as
   at the Public Offering Price            Investment        Price         Percentage of the Offering Price
   ----------------------------            ----------        -----         --------------------------------
Less than $100,000                            4.17%          4.00%                      3.75%
$100,000 to $250,000                          3.62           3.50                       3.25
$250,000 to $500,000                          2.56           2.50                       2.25
$500,000 and over*                                           none                       1.00

     SIXTH: It is mutually agreed that this contract and agreement shall continue in effect for .a period of at least two years (2) and thereafter indefinitely from the date of its execution, only so long as such continuance is specifically approved at least annually by vote of a majority of the outstanding voting securities of Old Dominion Investors Trust, Inc. and agreement of Investors Security Co., Inc., subject however, to the right of termination outlined in paragraph SEVENTH.

     SEVENTH: It is mutually agreed that this contract may be terminated at any time, without the payment of any penalty, by the Board of Directors of Old Dominion Investors Trust, Inc., or by a vote of a majority of the outstanding voting securities of Old Dominion Investors Trust, Inc., on not more than sixty
(60) days written notice to Investors Security Co., Inc.

     EIGHTH: It is further mutually agreed that in the event of the assignment or attempted assignment of this contract by Investors Security Co., Inc., that the said contract shall automatically terminate and become absolutely null and void.

     NINTH: It is further mutually agreed that in the event of the cancellation of a certain contract of even date herewith, by and between the parties hereto, for the services of Investors Security Co., Inc. investment advisor to Old Dominion Investors Trust, Inc., that this contract shall immediately become null and void.

     IN WITNESS WHEREOF, The Old Dominion Investors Trust, Inc. has caused its corporate name to be signed hereto by James F. Hope, its President, and its corporate seal to be affixed hereto and attested by J. Lewis Rawls, Jr., its Secretary, both duly authorized; and Investors Security Co., Inc., has caused its corporate name to be signed hereto by Cabell B. Birdsong, its President, and its corporate seal to be affixed hereto and attested by Gay C. Birdsong, its Secretary, both duly authorized.


                                   OLD DOMINION INVESTORS TRUST, INC.


                                   By:   /s/ James F. Hope
                                      ------------------------------------
                                      James F. Hope, President

ATTEST:

_________________________
     Its Secretary


                                   INVESTORS SECURITY COMPANY, INC.


                                   By:  /s/ Cabell B. Birdsong
                                      ------------------------------------
                                        Cabell B. Birdsong, President
ATTEST:

_________________________
     Its Secretary